FEDERAL TRUST CORPORATION ANNOUNCES

EXTENSION OF REGULATORY DEADLINE TO RAISE CAPITAL

Sanford, Florida (PR Newswire) July 23, 2008 — Federal Trust Corporation (AMEX: FDT) today announced that the Office of Thrift Supervision has extended the deadline by which the Company must raise capital from July 15, 2008 to September 30, 2008. The Office of Thrift Supervision also extended until November 15, 2008 the deadline by which the Company must execute a merger agreement if its capital raising efforts are unsuccessful. These extensions were effective July 15, 2008.

President and Chief Executive Officer Dennis Ward noted that, “We are pleased that the Office of Thrift Supervision has amended our Cease and Desist Order to permit us additional time to complete our capital raising efforts. We are working diligently to raise the additional capital within the new timeframes.”

A registration statement updating the prospectus relating to the securities offered in the Company’s rights offering, the public offering and the offering to the standby purchasers has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before making an investment decision, we urge individuals to read the updated prospectus carefully and in its entirety, when it is available, because it will contain important updated information. Individuals may obtain a free copy of the prospectus (when it becomes available) at the SEC’s website at www.sec.gov. In addition, an individual who wishes to receive a copy of these materials (when they become available), without charge, should submit this request to our information agent, Stifel, Nicolaus & Company, Incorporated at (866) 779-2408.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates 11 full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Company’s Executive and Administrative Offices are located in Sanford, in Seminole County, Florida.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation’s financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.

Contact:	Dennis T. Ward	Gregory E. Smith
	President and Chief Executive Officer	Chief Financial Officer
	(407) 323-1833	(407) 323-1833